Exhibit 99.1
GENAERA LOGO

FOR IMMEDIATE RELEASE
Contact:
Genaera Corporation	Susan Neath – Porter Novelli Life Sciences
Investor Relations	Media
(610) 941-5675	(619) 849-6007
www.genaera.com	sneath@pnlifesciences.com

Genaera Presents Preclinical Data On Trodusquemine (msi-1436) For The Treatment Of Obesity At The American Diabetes Association 67th Scientific Session

Plymouth Meeting, PA -- June 25th, 2007 -- Genaera Corporation (NASDAQ: GENR) today announced that data from a preclinical study of trodusquemine (MSI-1436) for the treatment of obesity were presented during the American Diabetes Association (ADA) 67th Scientific Sessions, June 22-25 in Chicago, IL. Dr. Kristen Lantz, Genaera research scientist and lead author of Abstract #1801-P, presented, “Trodusquemine is a Multiple Pathway Inhibitor that Causes Differential Weight Loss, Reduces Adiposity, and Improves Plasma Insulin and Leptin Levels.”

The poster presentation summarizes results from preclinical studies demonstrating that trodusquemine suppresses appetite and causes differential weight loss in a mouse model of dietinduced obesity (DIO). Data presented also indicates that trodusquemine selectively inhibits PTP-1B, an enzyme central to controlling the function of both the leptin and insulin pathways. In addition, trodusquemine was shown to reduce the size of adipocytes, reduce body fat with no reduction of lean mass, and improve glucose tolerance via inhibition of a unique combination of signaling pathways in the DIO mouse model, making trodusquemine a promising therapeutic candidate.

“This preclinical data supports our current Phase 1 clinical strategy for trodusquemine as a treatment for obesity and further reinforces our belief that trodusquemine may also be successful in the treatment of type 2 diabetes,” stated Jack Armstrong, President and Chief Executive Officer of Genaera. “We believe that, if successful, trodusquemine could be an effective monotherapy able to treat both obesity and type 2 diabetes, and could revolutionize the way these metabolic diseases are treated.”

Scientists from Genaera will be available for discussion of the poster today from 12:00 p.m. to 2:00 p.m. Central Time in the Poster Hall at the conference. For more information online, please visit: http://scientificsessions.diabetes.org/index.cfm?fuseaction=Custom.Content&MenuID=100

About Trodusquemine (MSI-1436)

Trodusquemine (MSI-1436) is the first drug candidate that acts both centrally and peripherally to selectively inhibit the established, validated enzyme target, protein tyrosine phosphatase 1B (PTP-1B), that is central to both insulin and leptin pathways. By inhibiting PTP-1B, MSI-1436 is expected to decrease appetite and normalize blood sugar. Trodusquemine has overcome selectivity concerns that other compounds that target PTP-1B have failed to overcome. Based on this unique mechanism of action, trodusquemine has the potential to bridge the treatment of two of the most serious metabolic diseases, obesity and type 2 diabetes. Trodusquemine has produced consistent, sustainable weight loss in a variety of animal models and appears to overcome metabolic readjustment, which often limits sustained weight loss during caloric restriction. In addition, trodusquemine has shown the ability to address co-morbidities associated with obesity such as abnormal glucose metabolism and cholesterol elevation.

About Genaera

Genaera Corporation is focused on advancing the science and treatment of metabolic diseases. The Company has significant market opportunities with a first-in-class molecule, trodusquamine (or MSI-1436), that has the potential to redefine the treatment paradigm for obesity and type 2 diabetes and is presently in a Phase 1 trial in obesity. In addition, Genaera has a value-driven, fully out-licensed partnership with MedImmune for a second core program that is presently undergoing Phase 2 clinical testing. Genaera is committed to directing resources to its core program and the aggressive clinical development of its key assets to build stockholder value. http://www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding preliminary results, future clinical development plans and prospects for Genaera's programs, including EVIZON™ (squalamine lactate), squalamine, LOMUCIN™, IL-9 antibody and trodusquemine (MSI-1436). You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "develop," "expect," "continue," and "potential" or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to; Genaera's history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera's product candidates, including EVIZON™, squalamine, LOMUCIN™, IL-9 antibody and trodusquemine (MSI-1436) may be delayed or not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera's reliance on its collaborators, in connection with the development and commercialization of Genaera's product candidates; market acceptance of Genaera's products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.